EXHIBIT 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization

Wako Express (HK) Co. Ltd.	Hong Kong

Wako Air Express (HK) Co. Ltd.	Hong Kong

Wako Express (China) Co. Ltd.*	China

WLG (USA) LLC (dba “Kay O’Neill”)	Illinois

WLG (Australia) Pty Ltd.	Australia

Asean Cargo Services Pty Limited**	Australia

Asean Logistics, Inc.***	California

Wako Express (China) Co. Ltd.*	Hong Kong (Dormant)

*	A wholly-owned subsidiary of Wako Express (HK) Ltd.
**	A wholly owned subsidiary of WLG (Australia) Pty Ltd.
***	A wholly owned subsidiary of WLG (USA) LLC